CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N"1A of our report dated March 30, 2020, relating to the financial statements and financial highlights of Invesco Oppenheimer SteelPath MLP Select 40 Fund, Invesco Oppenheimer SteelPath MLP Alpha Fund, Invesco Oppenheimer SteelPath MLP Income Fund, and Invesco Oppenheimer SteelPath MLP Alpha Plus Fund (formerly known as Oppeneheimer SteelPath MLP Select 40 Fund, Oppenheimer SteelPath MLP Alpha Fund, Oppenheimer SteelPath MLP Income Fund and Oppenheimer SteelPath MLP Alpha Plus Fund, each a series of Oppenheimer SteelPath MLP Funds Trust), each a series of AIM Investment Funds (Invesco Investment Funds) for the year ended November 30, 2018.

/s/ Cohen & Company, Ltd. Cohen & Company, Ltd. Cleveland, Ohio

March 30, 2020